EXHIBIT 99.1

LV0010 Launch Investigation Update

The team has made significant progress in the investigation into the LV0010 early shutdown of the upper stage. Our investigation process consists of four core steps:

1.	Flight Data Review

2.	Timeline Reconstruction

3.	Fault Tree Analyses

4.	Implementing Corrective and Preventative Actions

We have completed steps #1 and #2, and are nearing completion of step #3. We’ve determined that the upper stage shut down early due to a higher-than-normal fuel consumption rate. Through the review of flight data, reconstruction of flight timelines, and the construction of an extensive fault tree, we have narrowed the root cause to an issue with the upper stage engine. We have also completed many rounds of ground testing, including multiple tests that yielded results consistent with the failure condition in flight.

The team is conducting additional experiments to verify the root cause before wrapping up the investigation with the FAA. We are focused on conducting an exhaustive investigation and ensuring that we extract all lessons learned.

Once the investigation is finished, we look forward to sharing our lessons learned in a future blog post.